As filed with the Securities and Exchange Commission on September 17, 2010

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EAGLE ROCK ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	68-0629883 (I.R.S. Employer Identification No.)

1415 Louisiana Street, Suite 2700

Houston, Texas 77002

(Address of principal executive offices, including zip code)

Eagle Rock Energy Partners, L.P. Long Term Incentive Plan

(Full title of the plan)

Charles C. Boettcher

1415 Louisiana Street, Suite 2700

Houston, Texas 77002

(281) 408-1200

(Name, address and telephone number of agent for service)

copy to:

Douglas E. McWilliams

Vinson & Elkins LLP

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Common Units, representing limited partnership interests	6,000,000 Common Units (2)	$6.28	(3)	$37,680,000	(3)	$2,686.58
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units as may become issuable pursuant to the adjustment provisions of the Eagle Rock Energy Partners Long Term Incentive Plan.

(2)

All of the Common Units registered herein are intended for issuance as awards under the Eagle Rock Energy Partners Long Term Incentive Plan, either as it was in effect prior to the adoption of the most recent amendment and increase in number of units available under such plan in September of 2010 or as in effect subsequent to such amendment.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The price for the 6,000,000 Common Units being registered hereby is based on a price of $6.28, which is the average of the high and low trading prices per Common Unit of Eagle Rock Energy Partners, L.P. as reported by the NASDAQ on September 10, 2010.

Explanatory Note

Eagle Rock Energy Partners, L.P. (the “Registrant”) is filing this Registration Statement pursuant to General Instruction E of Form S-8 to register the offer and sale of additional Common Units that may be issued under the Eagle Rock Energy Partners Long Term Incentive Plan (the “Plan”) as a result of the adoption of an amendment to the Plan that increased the number of Common Units available under the Plan by 5,000,000.  Except as otherwise set forth below, the contents of the Registration Statements on Form S-8 (Registration No. 333-139612 and 333-151081) relating to the Plan, which were filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2006 and May 21, 2008, respectively, are incorporated by reference into this Registration Statement as permitted by General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.   Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.  Under the Registrant’s limited partnership agreement and subject to specified limitations, the Registrant shall indemnify to the fullest extent permitted by Delaware law any person serving as a director, officer, member, partner, fiduciary or trustee of the Registrant or any of its affiliates or any person serving in such capacity for any other entity at the request of the Registrant or any of its affiliates from and against all losses, claims, damages or similar events arising by reason of such person’s above mentioned position with respect to the Registrant.  Provided, that such person shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court determining that such person acted in bad faith.  Additionally, the Registrant will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person designated by the Registrant’s general partner.  Any indemnification under the Registrant’s limited partnership agreement will only be out of its assets.  The Registrant is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons from the Registrant’s activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under the Registrant’s limited partnership agreement.

Each of the nine directors and the six senior vice presidents of the Registrant (the “Indemnitees”) and the Registrant, Eagle Rock Energy G&P, LLC (“G&P”), and Eagle Rock Energy GP, L.P. (“GP”) (all three entities collectively, “the Indemnitors”) have entered into a Supplemental Indemnification Agreement.  The agreement provides for indemnification coverage if a person serving the Registrant or G&P, at the request of G&P, becomes involved in litigation proceedings. The Indemnitee may request advancement of expenses upon delivery of an undertaking to G&P that the Indemnitee will reimburse G&P for the expenses if it is determined that the Indemnitee is not entitled to the expenses. The Indemnitee also may request that independent counsel determine whether the Indemnitee is entitled to indemnification. If not requested, the disinterested Board of Directors members will make the determination of entitlement, or the Board of Directors will appoint independent counsel. The Indemnitee is entitled to indemnification to the fullest extent of the applicable Delaware law unless the Indemnitee’s conduct was knowingly fraudulent, not in good faith or constituted willful misconduct, or, in the case of a criminal matter, was knowingly unlawful or was otherwise covered by insurance payments. Although the indemnification obligations of the Registrant under the Supplemental Indemnification Agreements are intended to be supplemental to the indemnification provided under the Registrant’s partnership agreement as discussed above, the general indemnification standard is substantively no different than that provided under that partnership agreement.

Item 8.   Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit	Description
5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

10.1*

Amended and Restated Eagle Rock Energy Partners Long Term Incentive Plan dated September 17, 2010 (incorporated by reference to Exhibit 10.1 to the Partnership’s Current Report on Form 8-K filed on September 17, 2010).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of K.E. Andrews & Company.

23.3	Consent of Cawley, Gillespie & Associates.

23.4	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

* Indicates document previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 17, 2010.

EAGLE ROCK ENERGY PARTNERS, L.P.

By: Eagle Rock Energy GP, L.P., its general partner

By: Eagle Rock Energy G&P, LLC, its general partner

By:	/s/ Joseph A. Mills
	Name:	Joseph A. Mills
	Title:	Chairman & Chief Executive Officer

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints each of Joseph A. Mills and Jeffrey P. Wood, and each of them, severally, acting alone and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joseph A. Mills	Joseph A. Mills Chairman & Chief Executive Officer	September 17, 2010
(Principal Executive Officer)

/s/ Jeffrey P. Wood	Jeffrey P. Wood Sr. Vice President & Chief Financial Officer	September 17, 2010
(Principal Financial and Accounting Officer)

/s/ Peggy A. Heeg	Peggy A. Heeg	September 17, 2010
Director

/s/ Kenneth A. Hersh	Kenneth A. Hersh	September 17, 2010
Director

/s/ William J. Quinn	William J. Quinn	September 17, 2010
Director

/s/ Philip B. Smith	Philip B. Smith	September 17, 2010
Director

/s/ William A. Smith	William A. Smith	September 17, 2010
Director

/s/ John A. Weinzierl	John A. Weinzierl	September 17, 2010
Director

/s/ William K. White	William K. White	September 17, 2010
Director

/s/ Herbert C. Williamson, III	Herbert C. Williamson, III	September 17, 2010
Director

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.

10.1*

Amended and Restated Eagle Rock Energy Partners Long Term Incentive Plan dated September 17, 2010 (incorporated by reference to Exhibit 10.1 to the Partnership’s Current Report on Form 8-K filed on September 17, 2010).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of K.E. Andrews & Company.

23.3	Consent of Cawley, Gillespie & Associates.

23.4	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

* Indicates document previously filed.